Exhibit 99.1
LIBERTY GLOBAL REPORTS SECOND QUARTER 2006 RESULTS
Organic RGU Additions of 363,000
Operating Cash Flow Growth to $568 million
$1 billion Self Tender Offers Announced
Denver, Colorado — August 9, 2006: Liberty Global, Inc. (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK), today announces financial and operating results for the second quarter ended June 30, 2006. Highlights for the period, compared to last year’s second quarter results, include1:
•	Organic[2] net additions of 363,000 RGUs, a 58% increase from our subscriber growth in Q2’05

•	Revenue growth of 46% to $1.59 billion

•	Operating cash flow (OCF) growth of 54% to $568 million[3]

•	Loss from continuing operations of $184 million compared to a loss of $109 million
Discussing the results, Liberty Global’s President and CEO Mike Fries stated, “Consistent with our cable peers, we continue to demonstrate strong fundamental trends in our core cable business, as evidenced by our solid second quarter results. Our success in driving bundled products, largely due to recent VoIP launches and strong broadband Internet sales, drove net organic RGU additions of 363,000 in the quarter, and we are carrying excellent operating momentum into the second half of the year.”
“Our second quarter financial results were also strong. We generated revenue and OCF of $1.59 billion and $568 million, respectively, which represent growth rates of 46% and 54% over the comparable period last year. More importantly, these figures represent approximately 11% revenue growth and 17% OCF growth, rebased for acquisitions and foreign currency effects4. We believe our performance provides us with the momentum to achieve or exceed our full year guidance targets. If we exclude the results from our Netherlands operation, where we have an aggressive digital migration program underway, we would have delivered rebased OCF growth of 23% in the quarter. Regionally, both Cablecom (Switzerland) and our Central and Eastern European operation had outstanding quarters with rebased OCF growth rates in excess of 30% and 20%, respectively. In addition, our consolidated OCF margin in the quarter was approximately 35.8%, an improvement of 170 basis points over last year and indicative of our ability to drive scale economies throughout our business.”

[1]	Results from UPC Norway, UPC Sweden, UPC France and Priority Telecom Norway (PT Norway) are treated as discontinued operations in the historical financial figures. As a result, their revenue and operating cash flow for all historical periods are retroactively removed from such figures. Additionally, we are reporting subscriber metrics excluding the impact of our discontinued operations.

[2]	Organic figures exclude RGUs at the date of acquisition but include the impact of changes in RGUs from the date of acquisition.

[3]	Please see page 16 for an explanation of operating cash flow and the required reconciliation.

[4]	For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during the respective periods in 2006, we have adjusted our historical 2005 revenue and OCF to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2005 and 2006 in the respective 2005 rebased amounts to the same extent that the revenue and OCF of such entities are included in the respective 2006 results and (ii) reflect the translation of our 2005 rebased amounts at the applicable average exchange rates that were used to translate our 2006 results. Please see page 20 for supplemental information.

“Our digital roll out (D4A)5 in the Netherlands continues largely on track, and we continue to be encouraged by the consumer acceptance of our video product. At June 30, 2006, we had 345,500 digital RGUs which represents a digital penetration rate of 16% as compared to digital penetration of only 4% at year end 2005. In addition, approximately 50% of our digital customers are taking an extra channel package and/or another pay TV product from us. As we look to the second half of 2006, we are excited about the upcoming new product introductions in the Netherlands of high definition (HD) programming, digital video recorders (DVRs) and video-on-demand (VOD) services, all of which we expect to launch soon and which should positively impact consumer acceptance.”
“We had a strong second quarter with 363,000 RGU additions during the period, which is traditionally a seasonally soft period for us in Europe. We continue to aggressively market bundled products, as we added over 130,000 triple-play customers during the quarter, and now have over 25% of our customer base taking multi-product bundles. Strategically, we are striving to drive our RGU per customer relationship ratio, which currently is approaching 1.4x, meaningfully higher. In particular, our European business represents an excellent growth opportunity, as we drive UPC Broadband toward the bundling ratios that we have achieved in our Japanese and Chilean markets of 1.75x and 1.70x, respectively.”
“On the M&A front, we have made substantial progress, recently closing on the sales of UPC Sweden and UPC France for total gross proceeds of approximately $2.0 billion. Additionally, we completed infill acquisitions in Japan and just recently, we entered into an arrangement to purchase Karneval s.r.o. and Forecable s.r.o. (Karneval), the second largest cable provider in the Czech Republic for an estimated purchase price of €322.5 million, subject to regulatory approval. This business is highly complementary with our existing Czech business and highlights our commitment to the region.”
“We continue to believe that we are significantly undervalued, particularly in relation to the prices and recent transactions in the European cable sector. As a result, we will continue to shrink our equity base, in conjunction with continued opportunistic acquisitions and divestitures. During the quarter, we repurchased approximately $630 million of our stock through a combination of open market purchases and, in aggregate, $500 million in tender offers, and we still have approximately $120 million remaining under our previously authorized program. More importantly, today we are announcing an aggregate $1 billion in modified dutch auction tender offers for our own stock, which we expect to launch on or shortly after August 11, 2006. Following completion of the tender offers and adjusting for both the sale of UPC France and the purchase of Karneval, we will still have significant liquidity with over $1.4 billion of consolidated cash and cash equivalents.”
Specifics on Tender Offers
We intend to purchase up to approximately $500 million each of our Series A (LBTYA) and Series C (LBTYK) common stock at ranges of $22.00 to $25.00 for Series A and $21.43 to $24.35 for Series C. This represents a 1.9% discount to a 11.5% premium to our closing share prices on Wednesday, August 9, 2006.
Second Quarter 2006 Results
At June 30, 2006, Liberty Global operated in 17 countries (excluding France) principally located in Europe, Japan, Chile and Australia. Our consolidated operations in Europe include the UPC Broadband Division, with cable operations in 11 countries (excluding France), and chellomedia — our media and programming division. In the Asia/Pacific region, our consolidated operations include J:COM, the largest broadband cable operator in Japan, and Austar, a direct-to-home satellite provider in Australia. In the Americas, our primary consolidated operation is VTR, the largest broadband cable operator in Chile. Please refer to the appropriate sections herein for additional segment financial information. It is also important to note that for all periods discussed in this release, UPC

[5]	In our D4A project, we provide a digital interactive television box and digital service at the analog rate for six months to analog subscribers who accept the box and agree to accept the service. Upon acceptance of the box, the subscriber is counted as a digital cable subscriber rather than an analog cable subscriber. After the six month promotional period, the subscriber will have the option to discontinue the digital service or pay an additional amount, on top of the analog rate, to receive the digital service. An estimated 10% to 15% of the Netherlands digital cable subscribers at June 30, 2006 have accepted but not installed their digital converter boxes.

France, UPC Norway, UPC Sweden and PT Norway have been sold and accounted for as discontinued operations and, as such, their respective results are excluded from our reported results herein.
Operating Statistics
Our continuing operations had over 17.8 million total RGUs at June 30, 2006, after taking into account our organic increase of 363,000 RGU additions during the quarter. These organic RGU additions represent a 58% improvement from last year’s second quarter additions driven by continued strength across all three of our core products. Together with approximately 28,000 RGUs from acquisitions, we added over 390,000 RGUs in the period from continuing operations. It should be noted that the second and third quarters are typically our slowest seasonally in terms of net additions, due to the summer vacation period in Europe.
In terms of RGU additions by product, during the second quarter of 2006 we added 174,000 high-speed Internet subscribers, 156,000 telephony subscribers, and 33,000 net video subscribers. Organic broadband Internet and telephony subscriber growth in the quarter increased 44% and 58%, respectively, from our net additions for these categories in the prior year period. Broadband Internet continued to be our strongest performer in absolute terms, driven by solid performance in Chile, Japan, the Netherlands and Romania. In Europe, our penetration of broadband Internet now exceeds 20% across our operations.
In terms of telephony, our low-cost, high-quality VoIP products continued to be the driving force behind our voice additions, as we added 156,000 organic telephony subscribers in the quarter. As of the end of the second quarter, we offered VoIP in ten markets, with plans to launch in the Slovak Republic and Ireland during the second half of the year. We currently have a total VoIP customer base exceeding 750,000 RGUs and our total VoIP-ready homes serviceable now exceeds 10 million worldwide, a sequential increase of over 1.3 million homes from the first quarter of 2006.
In terms of video, our subscriber base increased organically by approximately 33,000 video subscribers, primarily as a result of 314,000 digital cable (including conversions from analog) and 15,000 DTH additions in the second quarter. Our digital additions for the quarter increased 163% over the same period last year. In particular, we continue to experience strong acceptance of our digital product in Japan and Chile, and we accelerated our D4A initiative in the Netherlands during the second quarter. In the Netherlands, we added 136,600 digital subscribers in Q2’06, an increase of 11% from our digital additions of 123,600 in Q1. In Japan, J:COM added over 78,000 organic digital subscribers during the quarter and improved its digital penetration to 44%, up from 40% in Q1’06 and 26% in Q2’05. The recent increase was driven in part by strong demand for its new HD digital video recorder product.
Revenue
Revenue for the three months ended June 30, 2006 increased 46% to $1.59 billion as compared to the same period last year. Excluding the effects of foreign currency movements (FX), revenue increased 48% for the three months ended June 30, 2006 as compared to the same period last year. Our revenue increase was principally due to the impact of acquisitions, including Cablecom and Austar, as well as to volume effects (subscriber growth) across our core operations. Our rebased revenue growth for the second quarter was approximately 11% compared to the same period last year. This growth was driven primarily by higher average RGUs during the period including solid growth at Cablecom, as well as a strong performance at our Central and Eastern European and Chilean operations, which achieved rebased growth rates of 16% and 17%, respectively.
In terms of average monthly revenue (ARPU)6 per customer relationship, UPC Broadband, J:COM and VTR experienced growth on a historical basis over the comparable prior year period. For the three months ended June 30, 2006, ARPU per customer relationship for UPC Broadband was €22.35, reflecting an increase of 13.5% over

[6]	Average monthly revenue (ARPU) is calculated as follows: average total monthly revenue from all sources (including non-subscription revenue such as installation fees or advertising revenue) for the period as indicated, divided by the average of the opening and closing customer relationships, as applicable, for the period. Customer relationships of entities acquired during the period are normalized.

2005’s second quarter. The increase was driven by continued improvement in bundling, as well as the inclusion of Cablecom in the 2006 period. Additionally, J:COM generated ARPU per customer relationship of ¥8,473 ($74.02) for the three months ended June 30, 2006, which was an increase of 3.7% over the prior year period. For the same period, ARPU per customer relationship for VTR increased by 10.0% to CLP 26,991 ($51.20), as their RGU per customer relationship ratio increased 12% to 1.70x from 1.52x at June 30, 2005. Please see table on page 18 for additional information.
Operating Cash Flow
Operating cash flow for the three months ended June 30, 2006 increased 54% to $568 million as compared to the same period last year. Excluding FX movements, OCF increased 56% for the three months ended June 30, 2006. This increase was principally due to acquisitions, as noted above, internal growth and margin improvements, which were derived in part through scale and operating leverage. For the three months ended June 30, 2006, our rebased OCF growth was particularly strong at 17% as compared to Q2’05. Excluding results from the Netherlands, where we have our D4A initiative underway, our rebased OCF growth rate for the quarter would have improved to 23%. As expected, the Netherlands’ OCF results reflect higher operating, marketing and customer care costs of our D4A initiative as we invest in the roll-out of digital boxes to drive future growth in that market.
Our reported OCF margin7 for the three months ended June 30, 2006 was 35.8%, which represents a 170 basis point increase as compared to our OCF margin in the same period last year. Margin improvement was primarily driven by UPC Broadband’s Central and Eastern European operation, as well as our operations in Japan and Chile. Partially offsetting this improvement, our Western European operation experienced a margin decline, resulting from increased costs related to our D4A project in the Netherlands and the impact of acquisitions.
Loss from Continuing Operations and Net Earnings (Loss)
Our loss from continuing operations for the three months ended June 30, 2006 was $184 million or $0.40 per basic share as compared to our loss of $109 million or $0.30 per basic share for the comparable period in 2005. The increased loss was due to higher interest expense, income tax expense, and realized and unrealized losses on financial derivative instruments, partially offset by higher operating income and foreign exchange gains. Including discontinued operations, we achieved net earnings of $24 million for the three months ending June 30, 2006, as compared to a net loss of $114 million for the comparable period in 2005.
Capital Expenditures and Free Cash Flow
Capital expenditures (including capital lease additions) for the three and six months ended June 30, 2006 were $437 million and $751 million, respectively, representing growth rates of approximately 44% and 39% over the comparable periods last year. As a percentage of revenue, capital expenditures were approximately 28% and 24% for the three and six months ended June 30, 2006, similar to the comparable periods last year. The increase in capital expenditures is related to the impact of acquisitions on our business and higher purchases of customer premise equipment to support our increased unit growth in the current period. For the quarter, we estimate that approximately 80% of our capital expenditures including capital lease additions were revenue generating and 20% pertained to support capital.
In terms of Free Cash Flow (FCF)8, we generated negative FCF of $83 million and positive FCF of $24 million for the three and six months ended June 30, 2006, respectively. The negative FCF in the quarter was primarily due to higher capital expenditures as compared to the first quarter of 2006 and to changes in working capital.

[7]	OCF margin is calculated by dividing OCF for the respective period by total revenue.

[8]	Free Cash Flow is defined as net cash provided by operating activities including net cash provided by discontinued operations less capital expenditures and capital lease additions. Please see page 17 for more information and the required GAAP reconciliation.

Balance Sheet, Leverage, and Liquidity
At June 30, 2006, total debt9 was $10.8 billion and cash and cash equivalents were $1.7 billion, resulting in net debt10 of $9.1 billion. Adjusting for the sale of UPC France, which we closed on July 19, 2006, and the anticipated application of the proceeds, our net debt at June 30, 2006 would have decreased by approximately $1.6 billion to $7.6 billion, including pro forma cash and cash equivalents of approximately $2.9 billion. For the quarter, our gross and net leverage ratios, defined as total debt and net debt to annualized quarterly operating cash flow, were 4.8x and 4.0x, respectively. Adjusting for the divestiture of UPC France, our gross and net leverage ratios would fall to approximately 4.6x and 3.3x, respectively. As a result, we continue to maintain our total gross leverage within our target range of 4.0 — 5.0x.
Since the first quarter, we have been very active in managing our debt portfolio and believe that we have advantageously taken several steps which have increased our liquidity position, locked in attractive financing rates, reduced near-term amortization payments and/or extended maturities. In May, we refinanced a portion of our existing UPC Broadband Holding bank facility with new borrowings under two term loan tranches due 2013 (Facilities J and K), aggregating €1.8 billion and $1.775 billion, with each denomination split evenly between the tranches. The borrowings denominated in Euros bear interest at an initial margin of EURIBOR plus 2.25% and borrowings denominated in dollars bear interest at an initial margin of LIBOR plus 2.00%.
In July, we also completed a new €830 million multicurrency repayable and redrawable term loan facility due 2012 (Facility L) to the UPC Broadband Holding bank facility, which replaced a €500 million multicurrency revolving credit facility (Facility A) due 2008. Facility L also extended the maturity and lowered the borrowing rate, as compared to Facility A. Additionally, during the quarter, J:COM completed a refinancing of its ¥40 billion in Tranche B Term Loans with a combination of fixed and variable interest rate loans that have bullet maturities in 2013. Also, Austar and VTR are currently undergoing refinancings of their existing credit facilities, which should provide both operations with additional liquidity.
In addition to our cash balances at June 30, 2006, approximately €310 million ($396 million) of undrawn commitments under our €1.0 billion in revolvers and redrawable term loan facilities at UPC Broadband Holding B.V. (which as discussed above were upsized to €1.3 billion subsequent to quarter end) are anticipated to be available for borrowing, upon completion of our second quarter bank reporting requirements, as is the full ¥30 billion ($262 million) of undrawn commitments under J:COM’s ¥30 billion revolver. Subject to their terms, the undrawn amounts under those revolvers and redrawable term loan facilities may also be borrowed to finance acquisitions. In addition, our subsidiaries have several other credit facilities which collectively had approximately $236 million of maximum availability at June 30, 2006.
Based on our June 30, 2006 results, and subject to completion of our second quarter bank reporting requirements, the ratio of Senior Debt to Annualized EBITDA (last two quarters annualized) for UPC Broadband Holding B.V., as defined in and calculated in accordance with the UPC Broadband Holding bank facility was 3.64x. The ratio of Total Debt to Annualized EBITDA (last two quarters annualized), as defined and calculated in accordance with the UPC Broadband Holding bank facility was 4.56x.11
2006 Guidance Update
Through the first six months of 2006, we believe that we are on track to achieve or exceed our 2006 guidance targets, which we have adjusted to reflect M&A activity. Our new updated guidance targets for 2006 consist of 1.4 million organic RGU additions, revenue of $6.2 billion, OCF of $2.2 billion, and capital expenditures of approximately 27% of revenue. This compares to our previous guidance of 1.6 million organic RGU additions, revenue of $6.8 billion, OCF of $2.4 billion and capital expenditures of approximately 27% of revenue.

[9]	Includes capital lease obligations.

[10]	Net debt is defined as total debt less cash and cash equivalents.

[11]	Debt in the covenant calculations utilize debt figures which take into account currency swaps. Thus, the debt used in the calculations may differ from the debt balances reported within the financial statements.

The reduction in RGUs, revenue and OCF targets are directly related to our M&A activity, principally the divestitures of UPC Sweden and UPC France. Our new targets continue to be based on our original guidance for full year 2006 average exchange rates of 1.20 dollars per Euro, 115 yen per dollar, 550 Chilean pesos per dollar and 1.28 Swiss Francs per dollar. There is potential upside to our full year reported numbers, as the average exchange rate for the Euro was 1.23 dollars per Euro for the first six months of the year and the current spot rate is approximately 1.28 dollars per Euro, as compared to our guidance target of 1.20 dollars per Euro. Additionally, to the extent that our organic RGU growth ends up exceeding our guidance target, we would expect to report lower OCF due to the associated increase in marketing and subscriber acquisition costs.
About Liberty Global
Liberty Global is the leading international cable operator offering advanced video, voice, and Internet-access services to connect our customers to the world of information, communications and entertainment. As of June 30, 2006, Liberty Global operated state-of-the-art broadband communications networks that served approximately 13 million customers in 17 countries (excluding France) principally located in Europe, Japan, Chile, and Australia. Liberty Global’s operations also include significant media and programming businesses such as Jupiter TV in Japan and chellomedia in Europe.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our anticipated launch of modified dutch auction tender offers, our anticipated acquisition of Karneval, our guidance for 2006, our insights and expectations regarding competition in our markets, the impact of our M&A activity on our operations and financial performance and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include required governmental approvals for the Karneval acquisition, the continued use by subscribers and potential subscribers of the Company’s services, changes in technology, regulation and competition, our ability to achieve expected operational efficiencies and economies of scale, the long-term success of our digital migration project, our ability to generate expected revenue and operating cash flow and achieve assumed margins including, to the extent annualized figures imply forward-looking projections, continued performance comparable with the period annualized, as well as other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission including our most recently filed Form 10-K and Form 10-Q. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any guidance and other forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
Additional Information
References in this press release to the tender offers are for informational purposes only and do not constitute an offer to buy, or the solicitation of an offer to sell, any shares. The full details of the tender offers, including complete instructions on how to tender shares, along with the letters of transmittal and related materials, are expected to be mailed to stockholders on or about August 11, 2006. Stockholders should carefully read the offer to purchase, the letters of transmittal and other related materials when they are available because they will contain important information. Stockholders may obtain free copies, when available, of the Tender Offer Statement on Schedule TO, the offer to purchase and other documents that will be filed by Liberty Global with the U.S. Securities and Exchange Commission at the commission’s website at www.sec.gov. Stockholders also may obtain a copy of these documents, without charge, from D.F. King & Co., Inc., the information agent for the tender offers, by calling toll free 1-800-347-4750. Stockholders are urged to read these materials carefully prior to making any decision with respect to either or both tender offers.

For more information, please visit www.lgi.com or contact:

Christopher Noyes	Hanne Wolf
Investor Relations — Denver	Corporate Communications — Denver
303.220.6693	303.220.6678

Iván Nash Vila	Bert Holtkamp
Investor Relations — Europe	Corporate Communications — Europe
+41 44 277 9738	+31 20 778 9447

Liberty Global, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	June 30,	December 31,
	2006	2005
	amounts in millions
ASSETS
Current assets:
Cash and cash equivalents	$1,654.9	$1,202.2
Trade receivables, net	392.1	534.2
Other receivables, net	87.4	112.5
Current assets of discontinued operations	60.7	14.7
Other current assets	415.9	398.8

Total current assets	2,611.0	2,262.4

Investments in affiliates, accounted for using the equity method, and related receivables	838.8	789.0

Other investments	532.3	569.0

Property and equipment, net	7,572.2	7,991.3

Goodwill	9,083.3	9,020.1

Franchise rights and other intangible assets not subject to amortization	186.1	218.0

Intangible assets subject to amortization, net	1,465.4	1,601.8

Long-term assets of discontinued operations	1,200.1	329.9

Other assets, net	647.9	597.0

Total assets	$24,137.1	$23,378.5

Liberty Global, Inc.
Condensed Consolidated Balance Sheets (continued)
(unaudited)

	June 30,	December 31,
	2006	2005
	amounts in millions
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$555.2	$715.6
Accrued liabilities and other	647.8	668.9
Current portion of deferred revenue and advance payments from subscribers and others	506.0	596.0
Accrued interest	120.9	145.5
Current liabilities of discontinued operations	245.0	35.3
Current portion of debt and capital lease obligations	345.7	270.0

Total current liabilities	2,420.6	2,431.3

Long-term debt and capital lease obligations	10,445.0	9,845.0
Deferred tax liabilities	606.9	546.0
Long-term liabilities of discontinued operations	78.5	9.6
Other long-term liabilities	956.3	933.7

Total liabilities	14,507.3	13,765.6

Commitments and contingencies

Minority interests in subsidiaries	1,902.3	1,796.5

Stockholders’ Equity:
Series A common stock, $.01 par value. Authorized 500,000,000 shares; issued 217,115,820 and 232,334,708 shares at June 30, 2006 and December 31, 2005, respectively	2.2	2.3
Series B common stock, $.01 par value. Authorized 50,000,000 shares; issued and outstanding 7,293,199 and 7,323,570 shares at June 30, 2006 and December 31, 2005, respectively	0.1	0.1
Series C common stock, $.01 par value. Authorized 500,000,000 shares; issued 217,960,663 and 239,820,997 shares at June 30, 2006 and December 31, 2005, respectively	2.2	2.4
Additional paid-in capital	9,131.3	9,992.2
Accumulated deficit	(1,434.2)	(1,732.5)
Accumulated other comprehensive earnings (loss), net of taxes	63.1	(262.9)
Deferred compensation	—	(15.6)
Treasury stock, at cost	(37.2)	(169.6)

Total stockholders’ equity	7,727.5	7,816.4

Total liabilities and stockholders’ equity	$24,137.1	$23,378.5

Liberty Global, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005
	amounts in millions, except per share amounts
Revenue	$1,586.1	$1,084.0	$3,075.0	$2,126.0

Operating costs and expenses:
Operating (other than depreciation) (including stock-based compensation of $1.1 million, $3.7 million, $2.1 million and $4.6 million, respectively)	680.8	464.4	1,309.0	889.9
Selling, general and administrative (SG&A) (including stock-based compensation of $18.2 million, $39.2 million, $33.2 million and $56.9 million, respectively)	357.1	293.5	695.4	539.8
Depreciation and amortization	454.6	289.8	880.4	557.8
Impairment, restructuring and other operating charges (credits)	0.1	(3.4)	6.2	0.8

	1,492.6	1,044.3	2,891.0	1,988.3

Operating income	93.5	39.7	184.0	137.7

Other income (expense):
Interest expense	(156.1)	(77.8)	(300.2)	(153.5)
Interest and dividend income	20.3	22.2	36.0	42.0
Share of results of affiliates, net	(1.0)	4.5	0.4	(16.8)
Realized and unrealized gains (losses) on financial and derivative instruments, net	(92.7)	69.3	21.1	155.2
Foreign currency transaction gains (losses), net	43.6	(136.5)	82.2	(201.2)
Losses on extinguishment of debt	(26.7)	(0.7)	(35.6)	(12.6)
Gains (losses) on disposition of non-operating assets, net	2.3	(44.0)	47.6	25.5
Other income (expense), net	(6.1)	0.2	(6.2)	0.9

	(216.4)	(162.8)	(154.7)	(160.5)

Earnings (loss) before income taxes, minority interests and discontinued operations	(122.9)	(123.1)	29.3	(22.8)

Income tax benefit (expense)	(28.6)	55.4	(98.9)	(8.0)
Minority interests in earnings of subsidiaries, net	(32.8)	(41.6)	(60.3)	(56.0)

Loss from continuing operations	(184.3)	(109.3)	(129.9)	(86.8)

Discontinued operations:
Earnings (loss) from operations, including tax expense of nil, $0.7 million, $0.2 million and $1.3 million, respectively	23.6	(4.7)	14.3	(10.7)
Gain from disposal of discontinued operations	184.9	—	408.0	—

	208.5	(4.7)	422.3	(10.7)

Net earnings (loss)	$24.2	$(114.0)	$292.4	$(97.5)

Basic and diluted earnings (loss) per common share:
Continuing operations	$(0.40)	$(0.30)	$(0.28)	$(0.24)
Discontinued operations	0.45	(0.01)	0.91	(0.03)

	$0.05	$(0.31)	$0.63	$(0.27)

Liberty Global, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Six months ended June 30,
	2006	2005
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$292.4	$(97.5)
Net loss (earnings) from discontinued operations	(422.3)	10.7

Loss from continuing operations	(129.9)	(86.8)
Adjustments to reconcile loss from continuing operations to net cash provided by operating activities:
Stock-based compensation expense	35.3	61.5
Depreciation and amortization	880.4	557.8
Impairment, restructuring and other operating charges	6.2	0.8
Amortization of deferred financing costs and non-cash interest	37.7	29.2
Share of results of affiliates, net of dividends	2.0	16.8
Realized and unrealized gains on financial and derivative instruments, net	(21.1)	(155.2)
Foreign currency transaction losses (gains), net	(82.2)	201.2
Losses on extinguishment of debt	35.6	12.6
Gains on disposition of non-operating assets, net	(47.6)	(25.5)
Deferred income tax expense (benefit)	52.0	(24.0)
Minority interests in earnings of subsidiaries, net	60.3	56.0
Other non-cash items	9.2	—
Changes in operating assets and liabilities, net of the effects of acquisitions and dispositions:
Receivables and other operating assets	83.8	66.4
Payables and accruals	(135.8)	(312.9)
Net cash provided by operating activities of discontinued operations	82.3	188.8

Net cash provided by operating activities	868.2	586.7

Cash flows from investing activities:
Capital expended for property and equipment	(697.1)	(467.6)
Cash paid in connection with acquisitions, net of cash acquired	(144.2)	(641.3)
Cash paid in connection with LGI Combination	—	(703.5)
Proceeds received upon disposition of discontinued operations, net of disposal costs	972.5	—
Proceeds received upon dispositions of assets	98.4	150.8
Net cash received (paid) to purchase and settle derivative instruments	8.7	78.0
Change in restricted cash	(3.1)	25.4
Proceeds received from sale of short-term liquid investments	2.6	55.2
Purchases of short-term liquid investments	—	(35.5)
Return of cash previously paid into escrow in connection with 2004 acquisition	—	56.9
Other investing activities, net	(9.0)	15.9
Net cash used by investing activities of discontinued operations	(92.5)	(86.2)

Net cash provided (used) by investing activities	$136.3	$(1,551.9)

Liberty Global, Inc.
Condensed Consolidated Statements of Cash Flows (Continued)
(unaudited)

	Six months ended June 30,
	2006	2005
	amounts in millions
Cash flows from financing activities:
Borrowings of debt	$5,880.5	$3,401.8
Repayments of debt and capital lease obligations	(5,752.4)	(3,804.7)
Repurchase of common stock	(755.7)	—
Payment of deferred financing costs	(25.9)	(63.2)
Proceeds from issuance of stock by subsidiaries	6.4	855.5
Other financing activities, net	11.1	1.6
Net cash used by financing activities of discontinued operations	—	(8.2)

Net cash provided (used) by financing activities	(636.0)	382.8

Effect of exchange rates on cash	84.2	(62.7)

Net increase (decrease) in cash and cash equivalents:
Continuing operations	462.9	(739.5)
Discontinued operations	(10.2)	94.4

Net increase (decrease) in cash and cash equivalents	452.7	(645.1)

Cash and cash equivalents:
Beginning of period	1,202.2	2,529.1

End of period	$1,654.9	$1,884.0

Cash paid for interest	$294.8	$162.0

Net cash paid for taxes	$30.7	$20.5

Revenue and Operating Cash Flow
The tables presented below provide revenue and operating cash flow (as defined below, OCF), by reportable segment for the three and six months ended June 30, 2006, as compared to the corresponding prior year periods. The UPC Broadband Division segments provided services in 11 European countries (excluding France) at June 30, 2006. In each case, the tables present (i) the amounts reported by each of our reportable segments for the comparative periods, (ii) the U.S. dollar change and percentage change from period to period, (iii) the percentage change from period to period, after removing FX, and (iv) the percentage change from period to period, after adjusting the three and six month 2005 results for the period ending June 30, 2005 to reflect acquisitions to the extent that they are included in the three and six month results for the period ending June 30, 2006 and adjusting the three and six month results for 2005 to the applicable average 2006 exchange rates (see supplemental information on page 20). The comparison that excludes FX assumes that exchange rates remained constant during the periods that are included in each table. Other Western Europe includes our operating segments in Ireland and Belgium. Other Central and Eastern Europe includes our operating segments in Poland, Czech Republic, Slovak Republic, Romania and Slovenia. Our corporate and other category includes (i) certain less significant operating segments that provide DTH satellite services in Australia, video programming and other services in Europe and Argentina and broadband communication services in Puerto Rico, Brazil and Peru and (ii) our corporate segment.
During the second quarter of 2006, we changed our reporting such that we no longer allocate the central and corporate costs of the UPC Broadband Division to its individual operating segments within the UPC Broadband Division. Instead, we present these costs as a separate category within the UPC Broadband Division. The UPC Broadband Division’s central and corporate costs include billing, programming, network operations, technology, marketing, facilities, finance, legal and other administrative costs. Segment information for all periods presented has been restated to reflect the above-described changes and to present UPC Norway, UPC Sweden, UPC France and PT Norway as discontinued operations. Previously, UPC Norway and UPC Sweden were included in our Other Western Europe reportable segment, UPC France was presented as a separate reportable segment, and PT Norway was included in our corporate and other category. Accordingly, we present only the reportable segments of our continuing operations in the following tables.
Both Cablecom and UPC Broadband Holding have separate financial reporting requirements in connection with their separate financing arrangements. For purposes of these separate reporting requirements, certain of UPC Broadband Holding’s central and corporate costs are charged to Cablecom. Consistent with how we present Cablecom’s performance measures to our chief operating decision maker, the segment information presented for Cablecom in the following tables does not reflect intersegment charges made for separate reporting purposes.
Revenue

					Increase
	Three months ended		Increase		(decrease)
	June 30,		(decrease)		excluding FX	Rebased
	2006	2005	$	%	%	%
	amounts in millions, except % amounts
Europe (UPC Broadband Division) The Netherlands	$202.1	$195.4	$6.7	3.4	3.8	—
Switzerland (Cablecom)	193.5	—	193.5	N.M.	N.M.	—
Austria	105.8	81.7	24.1	29.5	29.9	—
Other Western Europe	75.4	56.4	19.0	33.7	33.9	—

Total Western Europe	576.8	333.5	243.3	73.0	73.3	9.5

Hungary	75.9	71.0	4.9	6.9	14.0	—
Other Central and Eastern Europe	139.1	84.7	54.4	64.2	58.1	—

Total Central and Eastern Europe	215.0	155.7	59.3	38.1	38.0	16.3

Central and corporate operations of UPC Broadband Division	2.1	0.8	1.3	162.5	183.3	—

Total Europe (UPC Broadband Division)	793.9	490.0	303.9	62.0	62.3	11.4

Japan (J:COM)	455.9	412.9	43.0	10.4	17.6	11.4
Chile (VTR)	141.1	109.2	31.9	29.2	17.0	17.0
Corporate and other	217.3	90.0	127.3	141.4	141.5	—
Intersegment eliminations	(22.1)	(18.1)	(4.0)	(22.1)	(22.2)	—

Total consolidated LGI	$1,586.1	$1,084.0	$502.1	46.3	48.0	10.8

N.M. — Not meaningful.

					Increase
	Six months ended		Increase		(decrease)
	June 30,		(decrease)		excluding FX	Rebased
	2006	2005	$	%	%	%
	amounts in millions, except % amounts
Europe (UPC Broadband Division) The Netherlands	$398.0	$399.8	$(1.8)	(0.5)	4.2	—
Switzerland (Cablecom)	372.3	—	372.3	N.M.	N.M.	—
Austria	192.7	166.7	26.0	15.6	20.8	—
Other Western Europe	147.3	89.9	57.4	63.8	70.4	—

Total Western Europe	1,110.3	656.4	453.9	69.1	74.2	9.1

Hungary	150.9	143.2	7.7	5.4	15.6	—
Other Central and Eastern Europe	266.8	168.5	98.3	58.3	58.8	—

Total Central and Eastern Europe	417.7	311.7	106.0	34.0	39.0	17.2

Central and corporate operations of UPC Broadband Division	2.8	1.4	1.4	100.0	130.0	—

Total Europe (UPC Broadband Division)	1,530.8	969.5	561.3	57.9	63.0	11.3

Japan (J:COM)	893.2	819.0	74.2	9.1	19.0	12.2
Chile (VTR)	274.0	194.1	79.9	41.2	28.2	16.3
Corporate and other	424.8	179.4	245.4	136.8	141.4	—
Intersegment eliminations	(47.8)	(36.0)	(11.8)	(32.8)	(38.9)	—

Total consolidated LGI	$3,075.0	$2,126.0	$949.0	44.6	49.9	10.9

Operating Cash Flow

					Increase
	Three months ended		Increase		(decrease)
	June 30,		(decrease)		Excluding FX	Rebased
	2006	2005	$	%	%	%
	amounts in millions, except % amounts
Europe (UPC Broadband Division) The Netherlands	$98.6	$101.8	$(3.2)	(3.1)	(2.7)	—
Switzerland (Cablecom)	88.6	—	88.6	N.M.	N.M.	—
Austria	48.6	41.3	7.3	17.7	18.3	—
Other Western Europe	25.9	19.8	6.1	30.8	29.6	—

Total Western Europe	261.7	162.9	98.8	60.7	61.0	13.1

Hungary	35.6	30.6	5.0	16.3	24.1	—
Other Central and Eastern Europe	65.0	38.6	26.4	68.4	62.2	—

Total Central and Eastern Europe	100.6	69.2	31.4	45.4	45.4	22.6

Central and corporate operations of UPC Broadband Division	(49.6)	(49.2)	(0.4)	0.8	1.0	—

Total Europe (UPC Broadband Division)	312.7	182.9	129.8	71.0	71.2	18.3

Japan (J:COM)	178.0	147.2	30.8	20.9	28.8	20.0
Chile (VTR)	48.2	35.3	12.9	36.5	23.8	23.8
Corporate and other	28.6	3.6	25.0	N.M.	N.M.	—

Total	$567.5	$369.0	$198.5	53.8	55.8	17.3

N.M. — Not meaningful.

					Increase
	Six months ended		Increase		(decrease)
	June 30,		(decrease)		Excluding FX	Rebased
	2006	2005	$	%	%	%
	amounts in millions, except % amounts

Europe (UPC Broadband Division)
The Netherlands	$201.6	$223.1	$(21.5)	(9.6)	(5.1)	—
Switzerland (Cablecom)	164.4	—	164.4	N.M.	N.M.	—
Austria	92.5	83.7	8.8	10.5	15.7	—
Other Western Europe	50.5	32.8	17.7	54.0	60.3	—

Total Western Europe	509.0	339.6	169.4	49.9	54.8	9.4

Hungary	71.4	62.7	8.7	13.9	25.0	—
Other Central and Eastern Europe	126.4	78.3	48.1	61.4	61.9	—

Total Central and Eastern Europe	197.8	141.0	56.8	40.3	45.5	22.8

Central and corporate operations of UPC Broadband Division	(100.7)	(100.6)	(0.1)	0.1	4.5	—

Total Europe (UPC Broadband Division)	606.1	380.0	226.1	59.5	64.6	14.4

Japan (J:COM)	350.2	315.6	34.6	11.0	21.2	13.7
Chile (VTR)	94.4	65.9	28.5	43.2	30.0	25.5
Corporate and other	55.2	(3.7)	58.9	N.M.	N.M.	—

Total	$1,105.9	$757.8	$348.1	45.9	51.0	15.1

Operating Cash Flow Definition and Reconciliation
Operating cash flow is not a GAAP measure. Operating cash flow is the primary measure used by our chief operating decision maker to evaluate segment operating performance and to decide how to allocate resources to segments. As we use the term, operating cash flow is defined as revenue less operating and SG&A expenses (excluding stock-based compensation, depreciation and amortization and impairment, restructuring and other operating charges or credits). We believe operating cash flow is meaningful because it provides investors a means to evaluate the operating performance of our segments and our company on an ongoing basis using criteria that are used by our internal decision makers. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to other available GAAP measures because it represents a transparent view of our recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and benchmarking between segments in the different countries in which we operate and identify strategies to improve operating performance. For example, our internal decision makers believe that the inclusion of impairment and restructuring charges within operating cash flow would distort the ability to efficiently assess and view the core operating trends in our segments. A reconciliation of total segment operating cash flow to our consolidated earnings before income taxes, minority interests and discontinued operations, is presented below. Investors should view operating cash flow as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings, cash flow from operating activities and other GAAP measures of income.

	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005
	amounts in millions

Total segment operating cash flow	$567.5	$369.0	$1,105.9	$757.8
Stock-based compensation expense	(19.3)	(42.9)	(35.3)	(61.5)
Depreciation and amortization	(454.6)	(289.8)	(880.4)	(557.8)
Impairment, restructuring and other operating credits (charges)	(0.1)	3.4	(6.2)	(0.8)

Operating income	93.5	39.7	184.0	137.7
Interest expense	(156.1)	(77.8)	(300.2)	(153.5)
Interest and dividend income	20.3	22.2	36.0	42.0
Share of results of affiliates, net	(1.0)	4.5	0.4	(16.8)
Realized and unrealized gains (losses) on financial and derivative instruments, net	(92.7)	69.3	21.1	155.2
Foreign currency transaction gains (losses), net	43.6	(136.5)	82.2	(201.2)
Losses on extinguishment of debt	(26.7)	(0.7)	(35.6)	(12.6)
Gains (losses) on disposition of non-operating assets, net	2.3	(44.0)	47.6	25.5
Other income (expense), net	(6.1)	0.2	(6.2)	0.9

Earnings (loss) before income taxes, minority interests and discontinued operations	$(122.9)	$(123.1)	$29.3	$(22.8)

Capital Expenditures and Capital Lease Additions
The table below highlights our capital expenditures per NCTA cable industry guidelines, as well as capital lease additions for the three and six months ended June 30, 2006 and 2005, respectively:

	Three months ended		Six months ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
	amounts in millions
Customer Premises Equipment	$182.8	$88.4	$306.6	$166.0
Scaleable Infrastructure	33.0	52.3	80.5	85.2
Line Extensions	49.4	15.5	79.2	34.5
Upgrade/Rebuild	65.1	32.1	93.2	48.0
Support Capital	69.1	55.7	121.3	104.7
Other including chellomedia	8.1	17.8	16.3	29.3

Total Capital Expenditures (Capex)	$407.5	$261.8	$697.1	$467.7

Percent of Revenue	26%	24%	23%	22%

Add: Capital Lease Additions[12]	29.5	41.2	54.3	71.4

Total Capex and Capital Leases	$437.0	$303.0	$751.4	$539.1

Percent of Revenue	28%	28%	24%	25%

Free Cash Flow Definition and Reconciliation
Free Cash Flow is not a GAAP measure of liquidity. We define Free Cash Flow as net cash provided by operating activities including net cash provided by discontinued operations less capital expenditures and capital lease additions. Our definition of free cash flow includes capital lease additions which are used to finance capital expenditures. From a financial reporting perspective, capital expenditures that are financed by capital lease arrangements are treated as non-cash activities and accordingly are not included in the capital expenditure amounts presented in our consolidated statements of cash flows. We believe our presentation of free cash flow provides useful information to our investors because it can be used to gauge our ability to service debt and fund new investment opportunities. Investors should view free cash flow as a supplement to, and not a substitute for, GAAP cash flows from operating, investing and financing activities as a measure of liquidity. The table below highlights the reconciliation of net cash flows from operating activities to Free Cash Flow for the three and six months ended June 30, 2006:

	Three months ended	Six months ended
	June 30,	June 30,
	2006	2006
	amounts in millions
Net cash provided by continuing operations[13]	$358.8	$785.9
Capital expenditures of continuing operations	(407.5)	(697.1)
Capital lease additions of continuing operations	(29.5)	(54.3)
FCF of discontinued operations	(4.3)	(10.4)

Free cash flow	$(82.5)	$24.1

[12]	Relates primarily to customer premise equipment for J:COM.

[13]	Excludes net cash provided by operating activities of discontinued operations.

Summary of Debt, Capital Lease Obligations and Cash
The following table details the U.S. dollar equivalent balances of our consolidated debt, capital lease obligations and cash at June 30, 2006:

			Debt and
		Capital Lease	Capital Lease
	Debt	Obligations	Obligations	Cash
	amounts in millions
LGI and its non-operating subsidiaries	$1,727.0	$—	$1,727.0	$877.3
UPC Broadband Division
UPC Holding	1,022.8	—	1,022.8	15.6
UPC Broadband Holding and its unrestricted subsidiaries	4,109.8	2.9	4,112.7	187.9
Cablecom Luxembourg and its unrestricted subsidiaries	1,505.1	23.5	1,528.6	156.7
J:COM	1,247.2	341.0	1,588.2	308.8
VTR	325.8	—	325.8	47.2
Other operating subsidiaries	485.4	0.2	485.6	61.4

LGI Total	$10,423.1	$367.6	$10,790.7	$1,654.9

ARPU per Customer Relationship Table14
The following table provides ARPU per customer relationship for the three months ended June 30, 2006 and 2005, respectively.

	As of		As of		Percent
	June 30, 2006		June 30, 2005		Change
UPC Broadband[15]		€22.35		€19.70	13.5%
J:COM		¥8,473		¥8,169	3.7%
VTR	CLP	26,991	CLP	24,538	10.0%
Liberty Global Consolidated		$38.70		$36.33	6.5%

[14]	ARPUs for UPC Broadband and Liberty Global Consolidated are not adjusted for currency impacts.

[15]	UPC Broadband’s ARPU excludes UPC Norway, UPC Sweden and UPC France for both periods.

Customer Breakdown and Bundling
The following table provides information on the geography of our customer base and highlights our customer bundling metrics, excluding the impact of UPC Norway, UPC Sweden, and UPC France from all calculations for June 30, 2006, March 31, 2006 and June 30, 2005, respectively:

	As of	As of	As of	Q2'06 / Q1'06	Q2'06 / Q2'05
	June 30, 2006	March 31, 2006	June 30, 2005	(% Change)	(% Change)
Total Customers
UPC Broadband	9,369,800	9,436,900	6,331,500	(0.7%)	48.0%
J:COM	2,081,200	2,025,000	1,826,200	2.8%	14.0%
VTR	928,100	909,300	880,700	2.1%	5.4%
Other	643,000	625,400	151,200	2.8%	325.3%

Liberty Global Consolidated(16)	13,022,100	12,996,600	9,189,600	0.2%	41.7%

Total Single-Play Customers	9,648,000	9,796,400	6,946,300	(1.5%)	38.9%
Total Dual-Play Customers	2,004,600	1,961,800	1,448,800	2.2%	38.4%
Total Triple-Play Customers	1,369,500	1,238,400	794,500	10.6%	72.4%

% Dual-Play Customers
UPC Broadband	13.2%	12.7%	11.7%	3.9%	12.8%
J:COM	28.5%	28.4%	28.2%	0.4%	1.1%
VTR	15.6%	17.6%	18.9%	(11.4%)	(17.5%)
Liberty Global Consolidated	15.4%	15.1%	15.8%	2.0%	(2.5%)

% Triple-Play Customers
UPC Broadband	6.6%	5.9%	4.1%	11.9%	61.0%
J:COM	23.4%	22.9%	21.2%	2.2%	10.4%
VTR	27.1%	22.8%	15.9%	18.9%	70.4%
Liberty Global Consolidated	10.5%	9.5%	8.6%	10.5%	22.1%

RGUs per Customer Relationship
UPC Broadband	1.26	1.24	1.20	1.6%	5.0%
J:COM	1.75	1.74	1.71	0.6%	2.3%
VTR	1.70	1.63	1.52	4.3%	11.8%
Liberty Global Consolidated	1.37	1.34	1.33	2.2%	3.0%
Jupiter TV Co., Ltd (“Jupiter TV”) Supplemental Financial Information
Liberty Global owned 50% of Jupiter TV at June 30, 2006. Jupiter TV is the largest multi-channel pay television programming and content provider in Japan based upon the number of subscribers receiving the channels. Jupiter TV currently owns or has investments in 18 channels. Summary financial information is presented below, as well as a reconciliation of operating cash flow to operating income calculated in accordance with GAAP for the periods presented therein:

	Six months ended		Six months ended		Percent
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005	Change
	amount in millions
Revenue	$458	$375	¥52,975	¥39,751	33%

Operating Cash Flow	95	75	10,972	7,983	37%
Depreciation and Amortization	(11)	(8)	(1,217)	(868)	40%

Operating Income	$84	$67	¥9,755	¥7,115	37%

Cash, net of debt[17] at period end	$96	$25	¥11,025	¥2,816

Cumulative Subscribers[18] (in thousands)	61,768	48,574

[16]	Excludes mobile customers.

[17]	Includes shareholder debt of $9 million at June 30, 2005.

[18]	Includes subscribers at all consolidated and equity owned Jupiter TV channels. Shop Channel subscribers are stated on a full-time equivalent basis.

Explanation of Calculation of Rebased 2005 Amounts:
For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during the first six months of 2006, we have adjusted our historical revenue and OCF for the three and six months ended June 30, 2005 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2005 and 2006 in our rebased amounts for the three and six months ended June 30, 2005 to the same extent that the revenue and OCF of such entities are included in our results for the three and six months ended June 30, 2006 and (ii) reflect the translation of our rebased amounts for the three and six months ended June 30, 2005 at the applicable average exchange rates that were used to translate our results for the three and six months ended June 30, 2006. The acquired entities that have been included in the determination of our rebased revenue and OCF for the three and six months ended June 30, 2005 include, as applicable, Cablecom, NTL Ireland, Astral, IPS, Canal+, Metrópolis, Telemach, Austar, J:COM Chofu, J:COM Setamachi, INODE, two smaller acquisitions in Europe and three smaller acquisitions in Japan. We have reflected the revenue and OCF of these acquired entities in our 2005 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant differences between U.S. GAAP and local GAAP, (ii) any significant effects of post-acquisition purchase accounting adjustments, (iii) any significant differences between our accounting policies and those of the acquired entities and (iv) other appropriate items. As we did not own or operate these businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical 2006 results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our 2005 rebased amounts have not been prepared with a view towards complying with Article 11 of the SEC’s Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased 2005 amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing 2006 growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance for 2005. Therefore, we believe our rebased data is not a non-GAAP measure as contemplated by Regulation G or item 10 of Regulation S-K.

	June 30, 2006
		Two-way			Video					Internet		Telephone
	Homes	Homes	Customer	Total	Analog Cable	Digital Cable	DTH	MMDS	Total	Homes		Homes
	Passed (1)	Passed (2)	Relationships (3)	RGUs (4)	Subscribers (5)	Subscribers (6)	Subscribers (7)	Subscribers (8)	Video	Serviceable (9)	Subscribers (10)	Serviceable (11)	Subscribers (12)

Europe:
The Netherlands	2,659,500	2,576,900	2,208,700	3,077,900	1,859,200	345,500	—	—	2,204,700	2,576,900	526,000	2,417,800	347,200
Switzerland (13)	1,804,300	1,261,200	1,544,300	2,145,500	1,425,600	117,400	—	—	1,543,000	1,409,900	379,000	1,409,900	223,500
Austria	962,400	959,100	665,900	1,027,500	449,300	46,200	—	—	495,500	959,100	366,000	925,300	166,000
Ireland	850,100	259,300	591,500	630,200	296,300	177,900	—	115,400	589,600	259,300	40,300	24,200	300
Belgium	186,400	186,400	145,600	168,700	125,700	5,100	—	—	130,800	186,400	37,900	—	—

Total Western Europe	6,462,700	5,242,900	5,156,000	7,049,800	4,156,100	692,100	—	115,400	4,963,600	5,391,600	1,349,200	4,777,200	737,000

Hungary	1,077,500	962,600	1,009,700	1,198,900	729,400	—	176,800	—	906,200	962,600	168,200	965,200	124,500
Poland	1,918,100	1,063,400	1,019,200	1,172,700	996,500	—	—	—	996,500	1,063,400	148,800	999,600	27,400
Czech Republic	752,800	442,500	440,900	507,300	297,400	—	117,300	—	414,700	442,500	91,000	440,000	1,600
Romania	1,918,100	1,041,400	1,331,200	1,457,400	1,318,600	3,100	9,400	—	1,331,100	911,900	81,800	878,600	44,500
Slovak Republic	433,100	245,800	299,500	323,200	253,300	—	17,100	26,500	296,900	229,700	26,300	—	—
Slovenia	131,700	84,800	113,300	134,000	113,300	—	—	—	113,300	84,800	20,700	—	—

Total Central and Eastern Europe	6,231,300	3,840,500	4,213,800	4,793,500	3,708,500	3,100	320,600	26,500	4,058,700	3,694,900	536,800	3,283,400	198,000

Total Europe	12,694,000	9,083,400	9,369,800	11,843,300	7,864,600	695,200	320,600	141,900	9,022,300	9,086,500	1,886,000	8,060,600	935,000

Japan:
J:Com	7,503,900	7,496,000	2,081,200	3,647,700	970,200	763,800	—	—	1,734,000	7,496,000	920,000	7,126,000	993,700

The Americas:
Chile	2,283,500	1,401,700	928,100	1,576,900	734,200	57,300	—	—	791,500	1,401,700	366,800	1,351,500	418,600
Puerto Rico	332,700	332,700	123,400	166,300	—	108,700	—	—	108,700	332,700	37,900	332,700	19,700
Brazil & Peru	81,800	48,800	27,900	31,300	10,900	—	—	15,100	26,000	48,800	5,300	—	—

Total The Americas	2,698,000	1,783,200	1,079,400	1,774,500	745,100	166,000	—	15,100	926,200	1,783,200	410,000	1,684,200	438,300

Australia:
Austar	2,429,600	—	491,700	570,900	—	8,600	562,300	—	570,900	—	—	—	—

Total Continuing Operations	25,325,500	18,362,600	13,022,100	17,836,400	9,579,900	1,633,600	882,900	157,000	12,253,400	18,365,700	3,216,000	16,870,800	2,367,000

Disc Operations — Sweden	—	—	—	—	—	—	—	—	—	—	—	—	—
Disc Operations — France	4,615,100	3,365,000	1,612,400	2,011,000	935,700	573,800	—	—	1,509,500	3,365,000	316,000	2,677,300	185,500

Grand Total	29,940,600	21,727,600	14,634,500	19,847,400	10,515,600	2,207,400	882,900	157,000	13,762,900	21,730,700	3,532,000	19,548,100	2,552,500

	June 30, 2006 vs. March 31, 2006
		Two-way			Video					Internet		Telephone
	Homes	Homes	Customer	Total	Analog Cable	Digital Cable	DTH	MMDS	Total	Homes		Homes
	Passed (1)	Passed (2)	Relationships (3)	RGUs (4)	Subscribers (5)	Subscribers (6)	Subscribers (7)	Subscribers (8)	Video	Serviceable (9)	Subscribers (10)	Serviceable (11)	Subscribers (12)

Europe:
The Netherlands	7,400	44,000	(15,300)	29,100	(152,000)	136,600	—	—	(15,400)	44,000	22,500	12,100	22,000
Switzerland	4,600	(486,600)	(58,600)	52,100	15,800	5,600	—	—	21,400	(60,700)	14,600	(60,700)	16,100
Austria	3,200	3,200	11,400	11,800	(3,200)	900	—	—	(2,300)	3,200	12,700	3,300	1,400
Ireland	(45,000)	20,600	(1,100)	6,100	(16,900)	15,900	—	(500)	(1,500)	20,600	7,600	—	—
Belgium	29,400	29,400	—	400	(300)	(200)	—	—	(500)	29,400	900	—	—

Total Western Europe	(400)	(389,400)	(63,600)	99,500	(156,600)	158,800	—	(500)	1,700	36,500	58,300	(45,300)	39,500

Hungary	33,300	53,700	(3,300)	12,000	(3,300)	—	(2,800)	—	(6,100)	53,700	11,900	53,700	6,200
Poland	3,100	116,300	(5,300)	19,600	(4,400)	—	—	—	(4,400)	116,300	8,900	109,700	15,100
Czech Republic	7,600	33,900	(100)	5,700	(900)	—	(2,100)	—	(3,000)	33,900	7,100	440,000	1,600
Romania	—	73,600	2,700	32,300	(6,400)	(300)	9,400	—	2,700	69,400	12,800	217,400	16,800
Slovak Republic	1,300	3,700	(2,300)	400	(300)	—	(500)	(1,100)	(1,900)	2,800	2,300	—	—
Slovenia	5,700	4,800	4,800	5,800	4,800	—	—	—	4,800	4,800	1,000	—	—

Total Central and Eastern Europe	51,000	286,000	(3,500)	75,800	(10,500)	(300)	4,000	(1,100)	(7,900)	280,900	44,000	820,800	39,700

Total Europe	50,600	(103,400)	(67,100)	175,300	(167,100)	158,500	4,000	(1,600)	(6,200)	317,400	102,300	775,500	79,200

Japan:
J:Com	154,700	155,400	56,200	117,800	(40,800)	78,700	—	—	37,900	155,400	36,000	354,400	43,900

The Americas:
Chile	30,800	42,300	18,800	92,100	(20,200)	44,400	—	—	24,200	42,300	36,800	48,500	31,100
Puerto Rico	800	800	4,900	3,000	(32,800)	32,100	—	—	(700)	800	2,100	800	1,600
Brazil & Peru	(100)	3,400	300	300	100	—	—	—	100	3,400	200	—	—

Total The Americas	31,500	46,500	24,000	95,400	(52,900)	76,500	—	—	23,600	46,500	39,100	49,300	32,700

Australia:
Austar	6,000	—	12,400	89,500	—	200	89,300	—	89,500	—	—	—	—

Total Continuing Operations	242,800	98,500	25,500	478,000	(260,800)	313,900	93,300	(1,600)	144,800	519,300	177,400	1,179,200	155,800

Disc Operations — Sweden	(421,600)	(289,200)	(300,200)	(394,100)	(236,700)	(63,500)	—	—	(300,200)	(289,200)	(93,900)	—	—
Disc Operations — France	900	1,100	400	23,800	(5,700)	1,500	—	—	(4,200)	1,100	7,800	87,700	20,200

Grand Total	(177,900)	(189,600)	(274,300)	107,700	(503,200)	251,900	93,300	(1,600)	(159,600)	231,200	91,300	1,266,900	176,000

ORGANIC GROWTH SUMMARY:
Europe	65,600	355,700	(18,300)	144,300	(189,500)	158,500	(4,600)	(1,600)	(37,200)	350,600	102,300	839,600	79,200
Japan	49,500	50,200	44,600	103,000	(51,700)	78,500	—	—	26,800	50,200	32,300	354,400	43,900
The Americas	31,500	46,500	24,000	95,400	(52,900)	76,500	—	—	23,600	46,500	39,100	49,300	32,700
Australia	6,000	—	12,400	20,200	—	200	20,000	—	20,200	—	—	—	—

Organic growth from Continuing Operations	152,600	452,400	62,700	362,900	(294,100)	313,700	15,400	(1,600)	33,400	447,300	173,700	1,243,300	155,800
Organic growth from Discontinued Operations	900	1,100	400	23,800	(5,700)	1,500	—	—	(4,200)	1,100	7,800	87,700	20,200

Total Organic Change	153,500	453,500	63,100	386,700	(299,800)	315,200	15,400	(1,600)	29,200	448,400	181,500	1,331,000	176,000

ADJUSTMENTS FOR M&A AND OTHER:
Q2 2006 Acquisition — Focus Sat (Romania)	—	—	8,600	8,600	—	—	8,600	—	8,600	—	—	—	—
Q2 2006 Acquisition — Murska Sobota (Slovenia)	5,100	1,800	4,800	4,800	4,800	—	—	—	4,800	1,800	—	—	—
Q2 2006 Acquisitions — Sakura & Other (Japan)	105,200	105,200	11,600	14,800	10,900	200	—	—	11,100	105,200	3,700	—	—

Total Q2 acquisitions	110,300	107,000	25,000	28,200	15,700	200	8,600	—	24,500	107,000	3,700	—	—

Disc Operations Sweden	(421,600)	(289,200)	(300,200)	(394,100)	(236,700)	(63,500)	—	—	(300,200)	(289,200)	(93,900)	—	—
Cablecom adjustment — (14)	—	(490,000)	(62,200)	17,600	17,600	—	—	—	17,600	(64,100)	—	(64,100)	—
NTL Ireland adjustment — (14)	(49,200)	—	—	—	—	—	—	—	—	—	—	—	—
Belgium adjustment — (14)	29,100	29,100	—	—	—	—	—	—	—	29,100	—	—	—
Austar adjustment — (14)	—	—	—	69,300	—	—	69,300	—	69,300	—	—	—	—

Net adjustment to Cont Ops for Acquisitions & Other	(331,400)	(643,100)	(337,400)	(279,000)	(203,400)	(63,300)	77,900	—	(188,800)	(217,200)	(90,200)	(64,100)	—

Net Adds (Reductions) from Continuing Operations	242,800	98,500	25,500	478,000	(260,800)	313,900	93,300	(1,600)	144,800	519,300	177,400	1,179,200	155,800
Net Adds (Reductions) from Discontinued Operations	(420,700)	(288,100)	(299,800)	(370,300)	(242,400)	(62,000)	—	—	(304,400)	(288,100)	(86,100)	87,700	20,200

Total Net Adds (Reductions)	(177,900)	(189,600)	(274,300)	107,700	(503,200)	251,900	93,300	(1,600)	(159,600)	231,200	91,300	1,266,900	176,000

Footnotes for pages 21-22

(1)	Homes Passed are homes that can be connected to our networks without further extending the distribution plant, except for direct-to-home (DTH) and Multi-channel Multipoint Distribution System (MMDS) homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. With the exception of Austar, we do not count homes passed for DTH. With respect to Austar, we count all homes in the areas that Austar is authorized to serve. With respect to MMDS, one home passed is equal to one MMDS subscriber. Due to the fact that we do not own the Cablecom partner networks in Switzerland or the unbundled loop and shared access network used by INODE in Austria, we do not report homes passed for Cablecom’s partner networks or for INODE. See note 13 below.
(2)	Two-way Homes Passed are homes where customers can request and receive the installation of a two-way addressable set-top converter, cable modem, transceiver and/or voice port which, in most cases, allows for the provision of video and Internet services and, in some cases, telephone services. Due to the fact that we do not own the Cablecom partner networks in Switzerland or the unbundled loop and shared access network used by INODE in Austria, we do not report homes passed for Cablecom’s partner networks or for INODE.
(3)	Customer Relationships are the number of customers who receive at least one level of service without regard to which service(s) they subscribe. We exclude mobile customers from customer relationships.
(4)	Revenue Generating Unit is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephone Subscriber. A home may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital cable service, telephone service and high-speed broadband Internet access service, the customer would constitute three RGUs. Total RGUs is the sum of Analog, Digital Cable, DTH, MMDS, Internet and Telephone Subscribers. In some cases, non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers choose to disconnect after their free service period.
(5)	Analog Cable Subscriber is comprised of video cable customers that are counted on a per connection basis or an equivalent billing unit (EBU) basis. In Europe, we have approximately 650,200 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of basic cable service, with only a few channels. An analog cable subscriber is not counted as a digital cable subscriber.
(6)	Digital Cable Subscriber is a customer with one or more digital converter boxes that receives our digital video service. We count a subscriber with one or more digital converter boxes that receives our digital video service as just one subscriber. A digital subscriber is not counted as an analog subscriber. Subscribers to digital video services provided by Cablecom over partner networks receive analog video services from the partner networks as opposed to Cablecom. As we migrate customers from analog to digital video services, we report a decrease in our analog subscribers equal to the increase in our digital subscribers. In the Netherlands, where our mass digital migration project is underway, a subscriber is moved from the analog subscriber count to the digital subscriber count when such subscriber accepts delivery of our digital converter box and agrees to accept digital video service regardless of when the subscriber begins to receive our digital video service. The digital video service and the digital converter box are provided at the analog rate for six months after which the subscriber has the option to discontinue the digital service or pay an additional amount to continue to receive the digital service. An estimated 10% to 15% of the Netherlands digital cable subscribers at June 30, 2006 have accepted but not installed their digital converter boxes.
(7)	DTH Subscriber is a home or commercial unit that receives our video programming broadcast directly to the home via a geosynchronous satellite.
(8)	MMDS Subscriber is a home or commercial unit that receives our video programming via a multipoint microwave (wireless) distribution system.
(9)	Internet Homes Serviceable are homes that can be connected to our broadband networks, where customers can request and receive Internet access services. With respect to INODE, we do not report Internet homes serviceable as INODE’s service is not delivered over our network but instead is delivered over an unbundled loop, or in certain cases, over a shared access network.
(10)	Internet Subscriber is a home or commercial unit or EBU with one or more cable modem connections to our broadband networks, where a customer has requested and is receiving high-speed Internet access services. At June 30, 2006, our Internet Subscribers in Austria included 75,200 residential digital subscriber lines or DSL subscribers of INODE that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services via resale arrangements or from dial-up connections.
(11)	Telephone Homes Serviceable are homes that can be connected to our networks, where customers can request and receive voice services. With respect to INODE, we do not report telephone homes serviceable as service is delivered over an unbundled loop rather than our network.
(12)	Telephone Subscriber is a home or commercial unit or EBU connected to our networks, where a customer has requested and is receiving voice services. Telephone subscribers as of June 30, 2006, exclude an aggregate of 125,400 mobile telephone subscribers in the Netherlands, Switzerland, Japan and Australia. Mobile telephone services generate a significantly lower ARPU than broadband or Voice-over-Internet Protocol or “VoIP” telephone services. Also, our Telephone Subscribers do not include customers that receive services via resale arrangements. At June 30, 2006, our Telephone Subscribers in Austria included 16,800 residential subscribers of INODE.
(13)	Pursuant to service agreements, Cablecom offers digital cable, Internet access and telephony services over networks owned by third parties or “partner networks.” A partner network RGU is only recognized if Cablecom has a direct billing relationship with the customer. Homes serviceable for partner networks represent the estimated number of homes that are technologically capable of receiving the applicable service within the geographic regions covered by Cablecom’s service agreements. Internet and telephone homes serviceable and customer relationships with respect to partner networks have been estimated by Cablecom. These estimates may change in future periods as more accurate information becomes available. Cablecom’s partner network information generally is presented one quarter in arrears such that the information included in our June 30, 2006 subscriber table is based on March 31, 2006 data. In our June 30, 2006 subscriber table, Cablecom’s partner networks account for 38,600 customer relationships, 66,700 RGUs, 19,800 digital cable subscribers, 148,800 broadband Internet and telephone homes serviceable, 31,000 Internet subscribers, and 15,900 telephone subscribers.
(14)	Subscriber information for recently acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.
Additional General Notes to Tables:
Tables exclude systems owned by affiliates that were not consolidated for financial reporting purposes as of June 30, 2006, or that were acquired after June 30, 2006.
With respect to Japan, Chile and Puerto Rico, residential multiple dwelling units with a discounted pricing structure for video, Internet or telephony services are counted on an equivalent billing unit or EBU basis. With respect to commercial establishments, such as bars, hotels and hospitals, to which we provide video and other services primarily for the patrons of such establishments, the subscriber count is generally calculated on an EBU basis by our subsidiaries. EBU is calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. On a business-to-business basis, certain of our subsidiaries provide data, telephony and other services to businesses, primarily in Switzerland, Ireland and Romania, and another of our subsidiaries provides telephony services as a competitive local exchange carrier. We generally do not count customers of these services as subscribers, customers or RGUs.
While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience, and (v) other factors adds complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.